Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-143886, 333-147731, 333-152740, 333-155065, 333-159868, 333-163736, 333-166723, 333-173865 and 333-177095) on Form S-3 (File Nos. 333-148411, 333-148713, 333-152449, 333-158304, 333-159894, 333-165739 and 333-186488) and on Form S-4 (File Nos. 333-145639-01, 333-150823, 333-163968-05, 333-172765-05, 333-172963-05, 333-194942 and 333-191806) of Energy XXI (Bermuda) Limited (the “Company”) of the reference to Netherland, Sewell & Associates, Inc., and the inclusion of our audit letter dated August 7, 2014 (except for Note 23, as to which the date is December 23, 2014) in this Amendment to Form 10-K/A for the year ended June 30, 2014, of the Company and its subsidiaries, filed with the Securities and Exchange Commission.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons. Danny D. Simmons, P.E. President and Chief Operating Officer

Houston, Texas
December 23, 2014

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